ON TECHNOLOGY CORPORATION

                                                                    EXHIBIT 21.0
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                         SUBSIDIARIES OF THE REGISTRANT



ON Securities Corporation, a Massachusetts corporation
ON Technology U.K. Limited, a corporation organized under the laws of England ON Technology Foreign Sales Corporation, a U.S. Virgin Island corporation Wilma 96 Vermogensverwaltungs, a German GmbH (a)
ON Technology Geschaftsfuhrungs GmbH (a)
ON Technology France SRL
Davinci Systems Corporation
ON Technology Branch Inc.


(a) these subsidiaries, in turn, own 100% of ON Technology Europe GmbH